EXHIBIT 10.1

SCHEDULE B

NATIONAL PENN BANCSHARES, INC.
EXECUTIVE INCENTIVE PLAN
2006 PERFORMANCE GOALS AND AWARD SCHEDULE

Awards pursuant to the Plan will not be made unless the performance goals set forth below are met.

Company Portion
2006 Earnings Per Share

	Threshold	Market Target	NPB Budget Target	NPB Target	Optimum
	$1.20	$1.33	$1.47-1.49	$1.50-1.52	$1.62

Category	% of Base Salary
A	17.5%	35.0%	43.8%	50%	60%
B	13.1%	24.1%	29.6%	33.8%	40%
C	10.5%	17.5%	21.0%	24%	28%
	Individual Portion
B & C	0%-10%	0%-10%	0%-10%	0%-20%	0%-20%

Parameters:

❑	No awards will be paid for performance under threshold.

❑
After the total Company Portion award is determined an additional 5% of the total is available for distribution to individuals for Individual Performance up to NPB Budget Target. From Budget Target to NP Target it increases to 20%. These individual awards may not exceed either 10% or 20% of the participant’s base pay (except for Category A which is capped at 20% of the Company Award amount).

❑	Awards for performance between threshold, interim targets, and optimum will be interpolated.

❑	Performance above optimum will result in awards interpolated at one half the rate of increase between NP target and optimum.

❑	A participant must be continuously employed through award payment date to receive an award.

❑	In certain circumstances an individual participant’s performance may be determined to be inadequate and would not receive any award under this plan

Individual Matching Account - For 2006 the Individual Matching Deferral Account will be established at 10% of each individual’s award as determined in the above schedule from Threshold to NPB Budgeted Target. The percentage will then increase to 33% at NPB Target and remain at 33% above NPB Target.